Exhibit 99

OMI Corporation Orders a 47,000 dwt Ice Class 1A Product Carrier

    STAMFORD, Conn.--(BUSINESS WIRE)--March 12, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that it has ordered a 47,000 dwt ice class 1A product carrier from Hyundai Mipo Dockyard in Ulsan, Korea. The vessel, to be named THAMES, is scheduled to be delivered in August 2005. This is the first of this size and design for OMI, which has six 37,000 dwt ice class 1A vessels currently on order at Hyundai Mipo in addition to the one that was delivered in February.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer said "we are pleased to continue our growth in the ice class sector of the tanker market with a new, larger design. With delivery in advance of the 2005-2006 winter, we are confident this vessel will be in great demand."

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 37 vessels, primarily Suezmaxes and product carriers, aggregating 3.1 million deadweight tons. The Company currently has 22 of its vessels on time charter. OMI now has on order six 37,000 dwt and one 47,000 dwt ice class 1A product carriers. Three of the vessels are scheduled to be delivered in 2004, three in 2005 and the last in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789